SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

July 19, 2014

Date of Report (Date of Earliest Event Reported)

Primco Management, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	000-54930	27-3696297
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2211 Elliott Ave., Suite 200
Seattle, WA	98121
(Address of principal executive offices)	(Zip Code)

(206) 455-2940

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On July 19, 2014, the company entered into a letter agreement with DTRB Management Inc. d/b/a Casico, a Delaware corporation operating in the State of Michigan, located at 2728 Corunna Rd, Flint, Michigan, 48503.  This letter agreement terminates 36 months from the signing of the letter.  This letter sets forth the terms under which the two parties will develop one or more properties and establish medical marijuana grow-room rental facilities and dispensaries in the State of Michigan.

Under this agreement, the company will use reasonable commercial efforts to secure $350,000 in funding to develop the properties for the development purposes described above.  Upon receipt of the funding, the company shall develop the development properties and lease them to DTRB for a monthly rental amount equal to $1, plus 50% of the facilities profits.  All expenses undertaken by the facilities must be approved by both parties.

The company will receive 50% equity in all of the projects undertaken by DTRB, including DTRB operations and future growth within the State of Michigan, net equity from medical marijuana products and proprietary software, and any and all other net equity of DTRB through the later of the term of the letter.  The company has the exclusive right to exploit all of DTRB’s products throughout the world for the period covered by the letter.

The letter is governed by California law, and any lawsuits occurring under this letter are subject to California’s jurisdiction.

Both parties agree that the value of the letter is $1,000,000.

Item 9.01 – Exhibits

Exhibit 10.1: Letter agreement between Primco Management Inc. and DTRB Management Inc., signed July 19,

        2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Primco Management Inc..

By:	/s/ David Michery
David Michery Chief Executive Officer

Dated:  July 22, 2014